Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-94821, No. 333-41106, No. 333-106728, No. 333-139953 and No. 333-140452) of Crown Castle International Corp. and in the related Prospectus and in the Registration Statements Form S-8 No. 333-67379 pertaining to the Crown Castle International Corp. 1995 Stock Option Plan and the Castle Transmissions Services (Holdings) Ltd. Plans, No. 333-101008 pertaining to the Crown Castle International Corp. 2001 Stock Incentive Plan and No. 333-118659 pertaining to the Crown Castle International Corp. 2004 Stock Incentive Plan of our report dated March 21, 2007, with respect to the consolidated financial statements of Global Signal Inc. included in this Form 8-K.

/s/ Ernst & Young LLP

Tampa, Florida

March 28, 2007